Exhibit 99.1

For Release

November 4, 2004
1:00 p.m. PST

Contacts:
Ronald W. Rudolph	Deirdre Skolfield, CFA
EVP, Finance and Chief Financial Officer	Director, Investor Relations
On Assignment, Inc.	On Assignment, Inc.
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2004 Third Quarter Results

Revenues up 7.0% sequentially to $49.6 million

Medical, Financial & Allied revenues up 26.5% sequentially

Calabasas, CA, November 4, 2004 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical, Financial & Health Information Services reported revenues for the three months ended September 30, 2004 of $49,552,000 and a net loss for the third quarter of $32,245,000, or $1.28 per share.  The third quarter net loss includes impairment charges for goodwill of $26,421,000 and $3,907,000 for identifiable intangible assets, both primarily related to its Nurse Travel unit, as well as additional charges of $1,367,000, primarily related to severance costs for flattening the Company’s management structure, and other charges of $436,000.  Non-GAAP adjusted loss per share, which excludes the effects of the charges outlined above, was $0.09 per share and is reconciled from GAAP net loss per share in the attached table.

THIRD QUARTER HIGHLIGHTS

•                  Consolidated revenues of $49,552,000 were up 7.0% versus the second quarter of 2004.  Lab Support segment revenues were up 8.7%, Medical Financial & Allied (MF&A) revenues were up 26.5% and Nurse Travel revenues were down 1.4% versus the second quarter of 2004.

•                  Consolidated gross margin for the quarter was 26.8%, an improvement of 80 basis points (bps) sequentially, primarily due to a greater contribution to revenues from the Company’s higher gross margin Lab Support and MF&A lines of business.  Lab Support and MF&A represented 61.2% of total revenue in the third quarter compared with 57.9% in the prior quarter.

•                  The Company completed the restructuring of its management team.  The current senior management team has over 100 years of staffing and public company experience collectively.

For the three months ended September 30, 2004, revenues were $49,552,000 compared with $50,467,000 in the same period of 2003.  Lab Support segment revenues for the three months ended September 30, 2004 were $22,025,000 compared to $22,766,000 in the same period of

2003.  Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, were $27,527,000 for the three months ended September 30, 2004 compared to $27,701,000 in the same period of 2003.  Nurse Travel revenues for the three months ended September 30, 2004 were $19,226,000 compared to $18,144,000 in the same period of 2003.  MF&A revenues for the three months ended September 30, 2004 were $8,301,000 compared to $9,557,000 in the same period of 2003.  Net loss for the three months ended September 30, 2004 was $32,245,000, or $1.28 per share, compared with net income of $235,000, or $0.01 per share, for the three months ended September 30, 2003.

The Company recorded a goodwill impairment charge of $26,421,000 in the third quarter, thereby reducing the goodwill balance related to the Company’s Healthcare Staffing segment to $15,915,000 from $42,336,000, primarily due to lower growth expectations for the Company’s Nurse Travel line of business.  In addition, an impairment charge related to identifiable intangible assets of $3,907,000 was recorded in the current period for its Nurse Travel unit.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “Our focus on improving our management team and executing our revitalization plan is beginning to show positive results.  We ended the quarter with our client count and temporary professionals on assignment at highs for the year.  In our second quarter earnings release, we said that the third and fourth quarters of 2004 would be the relevant periods for measuring improvements in our financial and operating results.  We are pleased with our third quarter revenue growth and gross margins and continued progress entering the fourth quarter.

Dameris continued, “Our focus in 2005 will be to optimize our income generating capabilities.  As we penetrate markets and continue to regain market share, our gross profit per staffing consultant will begin to support our longer-term profit goals.  We will continue to work on rationalizing and leveraging our general and administrative expenses as well as focus on reducing our indirect expenses in order to achieve appropriate levels of net income and positive cash flow.”

Dameris concluded, “The strength of On Assignment’s third quarter results are best viewed as a ‘sum of the parts.’  The Company’s legacy lines of business—Lab Support and Local Healthcare—are showing strong results and promise as we continue to successfully broaden our service offerings and client base in these lines of business.  Legacy lines of business revenues were up  12.9% sequentially with increased gross profit margins.  While our Nurse Travel results are stable, we believe we must continue our efforts to broaden our offerings and customer base in order to strengthen the results of that line of business.”

Ron Rudolph, Executive Vice President and Chief Financial Officer of On Assignment, Inc. stated,  “Our gross margins in the Lab Support, Nurse Travel, and MF&A lines of business were 31.0%, 20.7% and 29.6%, respectively, and consolidated gross margins improved 80 bps sequentially to 26.8%.  We ended the quarter with $26.2 million in cash on the balance sheet, down $4.9 million from $31.1 million in the previous quarter.  Cash used for operations was $3.7 million while capital expenditures decreased to $1.5 million from $2.2 million in the previous quarter.  Net accounts receivable increased $2.8 million to $25.5 million, offset by a $1.9 million increase in current liabilities to $17.9 million, primarily due to severance and payroll accruals.

Concluded Rudolph, “Based on recent trends, fewer billing days, facility shutdowns for certain Lab Support clients, fewer nurses working over the holiday period, increased holiday pay, and holiday incentives for Nurse Travel employees, we are currently projecting revenues of $48.5 to $50.0 million and a loss per share of $0.09-$0.11 for the quarter ending December 31, 2004.  We expect average revenue per billing day to range from flat to up three percent sequentially on a consolidated basis and to increase sequentially for Lab Support and MF&A by one to three percent.

On Assignment will hold its quarterly conference call to discuss its 2004 third quarter financial results today, Thursday, November 4, 2004, at 2:00 p.m. PST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available from approximately 5:00 p.m. PST on November 4, 2004 and will run through Friday, November 12, 2004.  The access number for the replay is (800) 642-1687 or (706) 645-9291 and the access code is 1469105.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can listen at Thomson/CCBN’s site at http://www.fulldisclosure.com/ or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical, Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, The Netherlands, and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward looking statements include statements regarding the Company’s anticipated financial and operating performance in the fourth quarter of 2004.  All statements in this release, other than those setting forth strictly historical information, are forward looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, the timing of expenses associated with our revitalization strategy and the timing of any benefits resulting there from, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Total Revenues	$49,552	$46,313	$50,467	$142,291	$162,471
Cost of Services	36,291	34,288	36,508	105,192	117,821
Gross Profit	13,261	12,025	13,959	37,099	44,650
Selling, General and Administrative Expenses	18,830	16,908	13,647	50,087	44,769
Impairment of Identifiable Intangible Assets	3,907	—	—	3,907	—
Impairment of Goodwill	26,421	—	—	26,421	79,897
Operating (Loss) Income	(35,897)	(4,883)	312	(43,316)	(80,016)
Interest Income, net	111	84	82	287	290
Pre-tax (Loss) Income	(35,786)	(4,799)	394	(43,029)	(79,726)
Income Tax (Benefit) Expense	(3,541)	(1,809)	159	(6,292)	55

Net (Loss) Income	$(32,245)	$(2,990)	$235	$(36,737)	$(79,781)

Diluted (Loss) Earnings Per Share	$(1.28)	$(0.12)	$0.01	$(1.46)	$(3.13)

Weighted Average of Common and Common Equivalent Shares Outstanding	25,247	25,233	25,186	25,229	25,500

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues:
Lab Support Segment	$22,025	$20,257	$22,766	$61,892	$71,413

Nurse Travel	19,226	19,495	18,144	59,458	59,916
Medical Financial and Allied	8,301	6,561	9,557	20,941	31,142
Healthcare Segment	27,527	26,056	27,701	80,399	91,058
Total	$49,552	$46,313	$50,467	$142,291	$162,471

Gross Profit:
Lab Support Segment	$6,818	$6,193	$7,126	$18,854	$23,063

Nurse Travel	3,987	3,836	3,868	12,149	11,786
Medical Financial and Allied	2,456	1,996	2,965	6,096	9,801
Healthcare Segment	6,443	5,832	6,833	18,245	21,587
Total	$13,261	$12,025	$13,959	$37,099	$44,650

Selected Cash Flow Information:
Cash (used for) from Operations	$(3,671)	$(1,217)	$4,940	$(4,035)	$6,409
Capital Expenditures	1,528	2,176	1,134	5,113	3,727
Open Market Repurchase of Common Stock (shares)	—	—	—	—	1,138

EBITDA:
Operating Loss	$(35,897)	$(4,883)	$312	$(43,316)	$(80,016)
Amortization of Intangibles	691	717	866	2,227	3,342
Depreciation	1,021	888	772	2,754	2,155
Impairment of Identifiable Intangible Assets	3,907	—	—	3,907	—
Impairment of Goodwill	26,421	—	—	26,421	79,897
EBITDA	$(3,857)	$(3,278)	$1,950	$(8,007)	$5,378

(Unaudited)

(In thousands of dollars)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	September 30, 2004	June. 30, 2004	September 30, 2003
Cash and Cash Equivalents	$26,155	$31,072	$35,355
Accounts Receivable net	25,475	22,697	26,672
Working Capital	47,838	48,554	54,184
Total Assets	99,359	129,010	133,016
Current Liabilities	17,946	16,040	14,041
Long-term Liabilities	1,899	1,466	1,579
Stockholders Equity	79,514	111,504	117,396

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED NET LOSS

	Three Months Ended September 30, 2004
	GAAP	Non-GAAP Adjustments		Non-GAAP
Pretax Loss	$(35,786)	$(32,131	)(a)	$(3,655)
Income Tax Benefit	3,541	2,198	(b)	1,343
Net Loss	$(32,245)	$(29,933)		$(2,312)

Diluted Loss Per Share	$(1.28)	$(1.19)		$(0.09)
Weighted Average of Common and Common Equivalent Shares Outstanding	25,247	25,247		25,247

	Three Months Ended June 30, 2004
	GAAP	Non-GAAP Adjustments		Non-GAAP
Pretax Loss	$(4,799)	$(647	)(c)	$(4,152)
Income Tax Benefit	1,809	246		1,563
Net Loss	$(2,990)	$(401)		$(2,589)

Diluted Loss Per Share	$(0.12)	$(0.02)		$(0.10)
Weighted Average of Common and Common Equivalent Shares Outstanding	25,233	25,233		25,233

(a)          Includes impairment charges for goodwill of $26,421 and for identifiable intangible assets of $3,907, both primarily related to its Nurse Travel unit, charges primarily related to severance costs for flattening the Company’s management structure of $1,367 and other charges of $436.

(b)         Represents income tax benefit of the non-GAAP adjustments, excluding goodwill impairment of $26,421 for which no income tax benefit has been provided, at an effective tax rate of 38.5%.

(c)          Includes severance charges for reorganizing the senior management in two business units.